EXHIBIT 23



               CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-91986) effective July 19, 1984, the Registration Statement on Form S-8 (No. 33-14508) effective June 11, 1987 and the Prospectus constituting part of the Registration Statement of Form S-3 (No. 33-52315) effective March 17, 1994 of Excel Industries, Inc. of our report dated February 17, 1994 appearing on page 16 of this Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 34 of this Form 10-K.



PRICE WATERHOUSE
South Bend, Indiana
March 30, 1994